Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2007 RESULTS
DALLAS – (BUSINESS WIRE) – August 7, 2007 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2007. Company highlights for the second quarter of 2007 include:
Financial Highlights
•	Revenue of $46.9 million increased $9.2 million or approximately 24 percent from the second quarter of 2006.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $13.4 million increased approximately 40 percent from the prior year period.

•	Adjusted EBITDAR margin of 28.6 percent improved 320 basis points from the second quarter of 2006.

•	Second quarter 2007 net income was $0.8 million versus a loss of $2.5 million in the second quarter of the prior year.

•	Adjusted net income was $1.1 million, or $0.04 per diluted share, in the second quarter of 2007 compared to a net loss of $0.4 million, or a loss of $0.02 per share, in the second quarter of 2006. Adjusted net income for the second quarter of 2007 excludes a write-off of approximately $0.2 million of deferred loan costs as a result of refinancing $30.0 million of mortgage debt to fix and reduce the interest rate and excludes an approximate $0.2 million non-cash charge related to additional depreciation and amortization expense upon finalizing the purchase price allocation for eight communities acquired in 2006 by two joint ventures. The adjusted net loss in the second quarter of 2006 excludes expenses related to transactions and refinancings in that quarter, along with the effect of an anticipated change in Texas state taxes.

•	Adjusted cash earnings (net income plus depreciation and amortization) were $3.9 million, or $0.15 per diluted share, in the second quarter of 2007 versus $2.7 million, or $0.10 per diluted share, in the second quarter of 2006, with the adjustments noted above.

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Operational Highlights
•	Average physical occupancy rate for the stabilized communities was 90.5 percent compared to 91.0 percent at the end of the second quarter of 2006.

•	Operating margins (before property taxes, insurance and management fees) were 47 percent in stabilized independent and assisted living communities.

•	At communities under management, same-store revenue increased 4.1 percent versus the second quarter of 2006 with a 5.0 percent increase in average monthly rent. Same-community expenses decreased by 0.1 percent and net income increased 11.2 percent from the comparable period of the prior year. With same-community expenses lower in the second quarter of 2007 than in the second quarter of 2006, incremental EBITDAR margin on same store revenue increases equaled 100 percent.
Significant Transactions
•	Refinanced $30.0 million of mortgage debt on four owned communities with Federal National Mortgage Association (“Fannie Mae”). These four mortgages each have a term of ten years and a fixed interest rate of 5.9 percent, approximately 170 basis points below the variable rate debt which was replaced.

•	Announced the formation of a joint venture to develop a 146 unit senior housing community in Ohio. In addition to a 10 percent ownership interest, the Company will earn development and management fees and may receive incentive distributions.
“The progress in the second quarter was achieved by the Company’s leveraging its operating platform and further expense reductions achieved by the rollout of the national group purchasing program,” said James A. Stroud, Chairman of the Company. “In the most recent quarter, revenue increased 24 percent, adjusted EBITDAR grew 40 percent and adjusted EBITDAR margin improved by 320 basis points versus the second quarter of the prior year. We further reduced our debt and have fixed our borrowing costs at attractive rates.”
OPERATING AND FINANCIAL RESULTS
For the second quarter of 2007, the Company reported revenue of $46.9 million, compared to revenue of $37.7 million in the second quarter of 2006, an increase of $9.2 million or 24 percent. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $8.3 million, or 25 percent.
The number of consolidated communities increased from 44 in the second quarter of 2006 to 49 in the second quarter of 2007. Financial occupancy of the consolidated portfolio decreased by 60 basis points year-over-year and averaged 88.7 percent for the second quarter of 2007. One of the additional consolidated communities is in lease-up with occupancy below 60 percent. The average monthly rent in the consolidated

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communities increased by $176 per month, or approximately 8 percent, and averaged $2,367 per occupied unit during the second quarter of 2007.
Revenue under management increased approximately 17 percent to $54.3 million in the second quarter of 2007 from $46.6 million in the second quarter of 2006. Revenue under management includes revenue generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. These communities increased from 60 to 64 during the last 12 months.
Operating expenses for the second quarter of 2007 increased by $3.9 million from the second quarter of 2006. As a percentage of resident and healthcare revenues, operating expenses improved from 65.1 percent for the second quarter of 2006 to 61.3 percent for the second quarter of 2007, an improvement of 380 basis points.
General and administrative expenses of $3.2 million exceeded the second quarter of the prior year by approximately $0.6 million. As a percentage of revenue under management, general and administrative expenses were 5.8 percent in the second quarter of 2007. Approximately $0.1 million of general and administrative expense was incurred in connection with an evaluation of the Company’s information systems.
Facility lease expenses were $6.8 million in the second quarter of 2007, nearly $3.0 million higher than the second quarter of 2006, reflecting 24 leased communities at the end of the second quarter of 2007 versus 18 at the end of the second quarter of 2006. Depreciation and amortization expense was $0.9 million lower than in the second quarter of 2006, primarily as a result of the write-off of contract rights in the prior year.
Adjusted EBITDAR for the second quarter of 2007 was approximately $13.4 million, an increase of 40 percent from $9.6 million in the second quarter of 2006. Adjusted EBITDAR margin was 28.6 percent for the period, a 320 basis point improvement from the comparable period of the prior year.
Interest income was $0.2 million in the second quarter of 2007 as the Company earned interest on cash balances and lease deposits. Interest expense was $3.2 million in the second quarter of 2007, compared to $4.4 million in the second quarter of 2006, as a result of refinancings and other debt retirement. The Company wrote off approximately $0.4 million of deferred loan costs in the second quarter of 2007 as it refinanced $30.0 million of mortgage debt.
The Company reported a gain on sale of assets of $0.8 million in the second quarter of 2007 from the recognition of deferred gains. As of June 30, 2007, the Company had deferred gains of $28.0 million that are being amortized over approximately ten years.

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Other income reflects a $0.1 million loss in the second quarter of 2007 compared to a $0.1 million profit in the second quarter of 2006. Two joint ventures in which the Company holds a small interest finalized their purchase accounting for eight communities acquired in 2006. The final allocation of the purchase price resulted in a greater allocation to assets with shorter economic lives, increasing depreciation and amortization expense. These non-cash charges were $0.1 million for Midwest I and $0.2 million for Midwest II.
The Company reported a pre-tax profit of approximately $1.2 million in the second quarter of 2007 compared to a pre-tax loss of approximately $3.2 million in the second quarter of 2006. Pre-tax results for the Company improved from a loss of $0.6 million in the second quarter of 2006, excluding the expenses related to transactions and refinancings in the quarter, to a profit of $1.8 million in the second quarter of 2007, excluding the write-off of deferred loan costs and non-cash charges related to two joint ventures.
The Company reported a net profit of $0.8 million, or $0.03 per diluted share, in the second quarter of 2007 versus a net loss of $2.5 million, or a $0.10 loss per share, in the second quarter of 2006. With the adjustments noted above, net income was $1.1 million, or $0.04 per diluted share, in the second quarter of 2007.
On this same basis, adjusted cash earnings (net income plus depreciation and amortization) were $3.9 million, or $0.15 per diluted share, in the second quarter of 2007, versus $2.7 million, or $0.10 per diluted share, in the second quarter of 2006.
For the first six months of 2007, the Company produced revenue of $93.1 million, compared to revenue of $74.3 million in the first six months of 2006, an increase of $18.8 million or approximately 25 percent.
Adjusted EBITDAR for the first six months of 2007 was $26.6 million, an increase of $8.2 million or 44 percent from the $18.4 million reported for the first six months of 2006.
With the adjustments noted above, the Company’s results improved from a loss of $1.3 million in the first six months of 2006 to a profit of $2.2 million in the first six months of 2007. Cash earnings on this basis grew from $5.1 million, or $0.19 per diluted share, in the first six months of 2006 to $7.7 million, or $0.29 per diluted share, in the first six months of 2007.
“We continue to report solid results,” said Lawrence A. Cohen, Chief Executive Officer. “In the second quarter, we achieved double digit same-store growth in community net income, as we benefited from the mark-to-market effect of higher rents from a steady pace of new resident move-ins. Our sound control of expenses enabled us to achieve 100 percent incremental EBITDAR margin on same store revenue increases. Our national platform and management depth position us well to take advantage of a range of growth opportunities, including organic growth and acquisitions.”

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CAPITAL OVERVIEW AND FINANCING
Capital expenditures in the second quarter of 2007 were approximately $1.5 million. The Company ended the quarter with approximately $24.3 million of cash and cash equivalents.
During the second quarter of 2007, the Company refinanced $30.0 million of mortgage debt on four owned communities. These new mortgages each have a term of ten years at a fixed interest rate of 5.9 percent. The $30.0 million of fixed rate debt replaced $32.7 million of variable rate debt which carried an effective interest rate of 7.6 percent. By paying down approximately $2.7 million of principal and reducing the interest rate on the remaining balance by approximately 170 basis points, the Company expects annual interest savings of $0.7 million per year. The Company has approximately $190.6 million of mortgage debt at fixed interest rates averaging approximately 6.1 percent. Combined with the amortization of deferred loan costs and other minor financing costs, the Company anticipates approximately $3.1 million of quarterly interest expense at current levels of debt.
2Q07 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s second quarter 2007 financial results. The call will be held on Wednesday, August 8, 2007 at 11:00 am Eastern Time.
The call-in number is 913-312-6694, confirmation code 5364025. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 8, 2007 at 2:00 pm Eastern Time, until August 15, 2007 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 5364025. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 24 leased communities and 3 communities it manages for third parties. In the

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communities operated by the Company, 70 percent of residents live independently, 23 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, adjusted net income, adjusted cash earnings, adjusted cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not limited to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc. at 651-653-1854 for more information.

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,293	$25,569
Accounts receivable, net	3,789	3,838
Accounts receivable from affiliates	359	784
Federal and state income taxes receivable	1,601	241
Deferred taxes	672	672
Assets held for sale	1,531	2,034
Property tax and insurance deposits	6,697	6,460
Prepaid expenses and other	6,257	3,493

Total current assets	45,199	43,091

Property and equipment, net	310,499	313,569
Deferred taxes	14,972	15,448
Investments in limited partnerships	5,307	5,253
Other assets, net	15,591	17,127

Total assets	$391,568	$394,488

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,875	$3,566
Accrued expenses	11,369	11,224
Current portion of notes payable	8,126	6,110
Current portion of deferred income	4,643	4,306
Customer deposits	2,219	2,478

Total current liabilities	29,232	27,684

Deferred income	24,732	26,073
Notes payable, net of current portion	191,153	196,647
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000
Issued and outstanding shares — 26,546 and 26,424 in 2007 and 2006, respectively	265	264
Additional paid-in capital	128,124	127,448
Retained earnings	18,062	16,372

Total shareholders’ equity	146,451	144,084

Total liabilities and shareholders’ equity	$391,568	$394,488

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Resident and health care revenue	$41,627	$33,278	$82,932	$64,674
Unaffiliated management services revenue	73	296	161	707
Affiliated management services revenue	632	371	1,171	679
Community reimbursement revenue	4,549	3,777	8,843	8,219

Total revenues	46,881	37,722	93,107	74,279

Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	25,534	21,674	50,919	41,896
General and administrative expenses	3,165	2,536	6,300	5,422
Facility lease expense	6,809	3,823	13,334	5,951
Stock-based compensation expense	229	171	480	340
Depreciation and amortization	2,781	3,714	5,526	6,971
Community reimbursement expense	4,549	3,777	8,843	8,219

Total expenses	43,067	35,695	85,402	68,799

Income from operations	3,814	2,027	7,705	5,480

Other income (expense):
Interest income	204	205	355	275
Interest expense	(3,170)	(4,416)	(6,455)	(9,640)
Gain on sale of assets	827	700	1,699	897
Write-off of deferred loan costs	(351)	(1,762)	(538)	(1,867)
Other (expense) income	(108)	67	(53)	121

Income (loss) before (provision) benefit for income taxes	1,216	(3,179)	2,713	(4,734)
(Provision) benefit for income taxes	(446)	693	(1,023)	1,249

Net income (loss)	770	(2,486)	1,690	(3,485)

Per share data:
Basic net income (loss) per share	$0.03	$(0.10)	$0.06	$(0.13)

Diluted net income (loss) per share	0.03	(0.10)	0.06	(0.13)

Weighted average shares outstanding — basic	26,182	25,964	26,165	25,952

Weighted average shares outstanding — diluted	26,680	25,964	26,658	25,952

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q2 07	Q2 06	Q2 07	Q2 06	Q2 07	Q2 06
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	26	3,926	4,006	3,503	3,583
Leased	24	18	3,710	3,049	3,105	2,546
Joint Venture communities (equity method)	12	9	1,406	1,087	1,221	921
Third party communities managed	3	7	502	1,076	408	925

Total	64	60	9,544	9,218	8,237	7,975

Independent living			6,713	7,046	5,738	6,023
Assisted living			2,176	1,517	1,881	1,334
Continuing Care Retirement Communities			655	655	618	618

Total			9,544	9,218	8,237	7,975

II. Percentage of Operating Portfolio
Consolidated communities
Owned	39.1%	43.3%	41.1%	43.5%	42.5%	44.9%
Leased	37.5%	30.0%	38.9%	33.1%	37.7%	31.9%
Joint venture communities (equity method)	18.8%	15.0%	14.7%	11.8%	14.8%	11.5%
Third party communities managed	4.7%	11.7%	5.3%	11.7%	5.0%	11.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			70.3%	76.4%	69.7%	75.5%
Assisted living			22.8%	16.5%	22.8%	16.7%
Skilled nursing			6.9%	7.1%	7.5%	7.7%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	49	44
Resident capacity	7,636	7,055
Unit capacity	6,608	6,129
Financial occupancy (1)	88.7%	89.3%
Revenue (in millions)	41.6	33.3
Operating expenses (in millions) (2)	23.1	19.2
Operating margin	44%	42%
Average monthly rent	2,367	2,191
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	91.7%	90.5%
Revenue (in millions)	11.6	10.9
Operating expenses (in millions) (2)	6.3	6.2
Operating margin	46%	43%
Average monthly rent	1,981	1,877
III. Communities under management
Number of communities	64	60
Resident capacity	9,544	9,218
Unit capacity	8,237	7,975
Financial occupancy (1)	88.6%	87.3%
Revenue (in millions)	54.3	46.6
Operating expenses (in millions) (2)	29.3	26.1
Operating margin	46%	44%
Average monthly rent	2,458	2,264
IV. Same Store communities under management
Number of communities	55	55
Resident capacity	8,541	8,541
Unit capacity	7,393	7,393
Financial occupancy (1)	89.2%	89.2%
Revenue (in millions)	46.9	45.0
Operating expenses (in millions) (2)	25.2	25.0
Operating margin	46%	44%
Average monthly rent	2,384	2,271
V. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter	5.8%	5.4%
First Six Months	5.8%	5.8%
VI. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	190,610	160,681
Variable rate debt, with a cap	—	33,000
Variable rate debt, no cap or floor	—	5,386

Total debt	190,610	199,067

Fixed rate debt — weighted average rate	6.1%	6.2%
Variable rate debt — weighted average rate	0.0%	7.6%
Total debt — weighted average rate	6.1%	6.5%

(1)	- Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	- Excludes management fees, insurance and property taxes.

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CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Adjusted EBITDAR
Net income from operations	3,814	2,027	7,705	5,480
Depreciation and amortization expense	2,781	3,714	5,526	6,971
Facility lease expense	6,809	3,823	13,334	5,951

Adjusted EBITDAR	13,404	9,564	26,565	18,402

Adjusted EBITDAR Margin
Adjusted EBITDAR	13,404	9,564	26,565	18,402
Total revenues	46,881	37,722	93,107	74,279

Adjusted EBITDAR margin	28.6%	25.4%	28.5%	24.8%

Adjusted net income (loss) and net income (loss) per share
Net income (loss)	770	(2,486)	1,690	(3,485)
Write-off deferred loan costs, net of tax	222	1,225	335	1,298
Write-off contract rights costs, net of tax	—	602	—	602
Joint venture noncash charge, net of tax	157	—	154	—
Texas state income tax adjustment	—	269	—	269

Adjust net income (loss)	1,149	(390)	2,179	(1,316)

Adjusted net income (loss) per share	$0.04	(0.02)	$0.08	(0.05)

Diluted shares outstanding	26,680	25,964	26,658	25,952

Adjusted cash earnings and cash earnings per share
Net income (loss)	770	(2,486)	1,690	(3,485)
Depreciation and amortization expense	2,781	3,714	5,526	6,971
Write-off deferred loan costs, net of tax	222	1,225	335	1,298
Joint venture noncash charge, net of tax	157	—	154	—
Texas state income tax adjustment	—	269	—	269

Adjusted cash earnings	3,930	2,722	7,705	5,053

Adjusted cash earnings per share	$0.15	$0.10	$0.29	$0.19

Diluted shares outstanding	26,680	25,964	26,658	25,952

Adjusted pretax income (loss)
Pretax income (loss) as reported	1,216	(3,179)	2,713	(4,734)
Write-off deferred loan costs	351	1,762	538	1,867
Write-off contract rights costs	—	866	—	866
Joint venture noncash charge	248	—	248	—

Adjusted pretax income (loss)	1,815	(551)	3,499	(2,001)

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